Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valley National Bancorp as successor of USAmeriBancorp, Inc.

Wayne, New Jersey

We consent to the use of our report dated March 2, 2018, with respect to the consolidated statements of financial condition of USAmeriBancorp, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, included herein in this Form 8-K/A of Valley National Bancorp.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 19, 2018